EXHIBIT 10.24
SEPARATION PAY AGREEMENT AND GENERAL RELEASE
THIS SEPARATION PAY AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into between David A. McGuffie (“Employee”) and Covisint Corporation (the “Company” or “Covisint”) a Michigan corporation, whose principal office is One Campus Martius, Suite 700, Detroit, Michigan 48226.
WHEREAS, the Employee’s employment with Company will terminate effective June 30, 2014, and
WHEREAS, the Employee agrees as more fully set forth herein that any claims that the Employee may have arising out of the Employee’s employment with the Company are hereby released.
NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1.
Employment End Date, Notice Period Pay and Benefits. The Employee’s duties and responsibilities as an employee of the Company will terminate on June 30, 2014 (the “Employment End Date”). The Company and the Employee intend and expect that, from the date of this Agreement until the Employment End Date, the Employee will continue rendering bona fide services to the Company at a level sufficient so that the Employee will not experience a “separation from service” (within the meaning of Treasury Regulation section 1.409A-1(h)) until the Employment End Date. Regardless of Employee’s execution and non-revocation of this Agreement: (i) Employee will receive his/her regular pay through August 15, 2014 consistent with the Company’s regular payroll practices; (ii) Medical, Vision, Dental, and Life Insurance coverage will cease as of 11:59 PM, June 30, 2014; (iii) Short Term Disability, Long Term Disability and all other Company benefits cease as of 11:59 PM. on, June 30, 2014; and (iv) the Company will reimburse Employee for Employee’s payments of premiums for COBRA continuation coverage through August 15, 2014. Within 30 days of verification of Employee’s payment of the premiums for the COBRA coverage, the Company will then reimburse Employee for the COBRA coverage premiums paid by the Employee. The Employee’s termination of employment with the Company as of the Employment End Date is intended to constitute an “involuntary separation of service” within the meaning of Treasury Regulation section 1.409A-1(n).

2.	Severance Compensation and Benefits. In return for the Employee’s execution and non-revocation of this Agreement, the Company agrees to provide the Employee with the following:

Separation Pay. Employee shall continue to receive Employee’s current salary in accordance with the Company’s regular payroll practices for the period commencing on August 16, 2014 and ending on March 31, 2015, less all applicable withholding for income and employment taxes (hereinafter referred to as “Separation Pay”). Employee acknowledges that the Separation Pay is not required by Covisint’s policies or procedures and is in addition to anything of value to which Employee is already entitled.

Benefits.  The Company will reimburse Employee for Employee’s payments of premiums for COBRA continuation coverage as elected by Employee (the “COBRA coverage”) from August 16, 2014 through March 31, 2015 (the “COBRA Reimbursement Period”), provided that Employee timely elects such COBRA coverage through the Company’s COBRA administrator and such COBRA coverage remains in effect during the COBRA Reimbursement Period.  Invoices for the COBRA coverage premiums will be mailed to Employee on a monthly basis. Within 30 days of receiving verification that Employee has paid the COBRA premiums, the Company will reimburse Employee in the amount of such premiums paid by the Employee during the COBRA Reimbursement Period. Following the COBRA Reimbursement Period, Employee has the right to continue his/her COBRA coverage thereafter at his/her own expense subject to the Federal COBRA laws.  A notice outlining Employee’s COBRA rights will be mailed to Employee’s home.

Bonus Payments. Notwithstanding anything to the contrary in the Executive Incentive Plan (“EIP”), Employee shall remain eligible to receive any Short-Term Incentive cash bonus that may be earned under the Covisint fiscal year 2014 Executive Incentive Plan (“EIP”). Payment of is incentive cash bonus, if any, shall be made to the Employee at the same time as other recipients are paid, but no later than June 15, 2014. Further, Employee agrees to accept $149,100, less all applicable withholding for income and employment taxes, as payment in full for his deferred bonus under the Compuware FY12 Executive Incentive Plan.  Payment for the FY12 Executive Incentive Plan bonus shall be made at the same time as other recipients are paid, but no later than June 15, 2014.

Stock Awards.  By executing this Agreement, the Company, Compuware and the Employee intend that the related grant agreements for the stock options and restricted stock units are hereby amended in the foregoing respect, and such amendment will be applied on the day after the expiration of the revocation period following the Employee signing this Agreement. To the extent not inconsistent with the grant agreement amendments set forth below, any adjustments made to options or RSUs to account for the spin-off of the Company from Compuware, that apply generally to all holders of options and RSUs, will similarly apply to the Employee’s options and RSUs, and the Employee agrees to provide any consent or other cooperation reasonably deemed necessary by the Company or Compuware to effect any such adjustments.

a.	Options Vesting and Exercise. The Employee’s vesting and exercise rights with respect to his stock options are as follows:

Options	Vesting and Exercise Rights
Covisint Options granted prior to November 1, 2012
Forty percent (40%) exercisable during the portion of calendar year 2014 remaining after the earlier of (i) June 27, 2014 (the date of expiration of the 270 day extended lock-up period), and (ii) the date Compuware spins off the Company. The 40% ceases to be exercisable and terminates after December 31, 2014.

Sixty percent (60%) exercisable during period beginning on January 1, 2015 and ending December 27, 2015, unless the Employee dies during 2014, in which case the exercise period for the 60% begins on the date of the Employee’s death and ends on the later of December 27, 2014 or 85 days after the date of death. The 60% terminates and is no longer exercisable after such exercise period.

September 27, 2012 Performance-Based Options	Cancelled and no longer exercisable as of Employment End Date.
All Other Compuware Options
Currently vested and exercisable portion remains exercisable until March 31, 2015. Unvested portion continues to vest and become exercisable as if the Employee remained employed until March 31, 2015. The options terminate and cease vesting and being exercisable after March 31, 2015.

All Other Covisint Options	Cancelled and no longer exercisable as of Employment End Date.

b.    RSU Vesting. Any unvested Compuware restricted stock units granted prior to January 1, 2014, including any dividend equivalent rights attached thereto, will vest effective on the day after the expiration of the revocation period following the Employee signing this Agreement. The Employee agrees that the surviving terms of his Employment Agreement shall remain in full force and effect.

3.	Employment Agreement. The Employee agrees that the surviving terms of his Employment Agreement dated February 19, 2004 shall remain in full force and effect.

4.
Release of Claims. In consideration of the Company entering into this Agreement and the promises and benefits provided herein, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, Compuware and their current and former officers, directors, stockholders, corporate affiliates, subsidiaries, predecessors, successors, agents, employees and attorneys (the “Released Parties”) from any and all claims, actions and causes of action, whether now known or unknown, that Employee has or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Effective Date of this Agreement, including, but not limited to, any common law or statutory claims relating to Employee’s employment or termination from employment such as claims of wrongful termination in violation of public policy or under any other theory, breach of contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, or any other tort claim; claims of discrimination or harassment based upon national origin, race, age, sex, disability, sexual orientation or retaliation under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, or any other applicable Federal, State, or local law prohibiting discrimination; claims under the federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state or local law, rule, regulation or ordinance that is applicable to Employee’s employment with the Company; or claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual of the Company. Employee acknowledges that he has no lawsuits, claims or actions pending in Employee’s name or behalf against the Released Parties, and also expressly waives any and all remedies that may be available under any statute or the common law, including, without limitation, back pay, front pay, other damages, attorney’s fees, court costs and reinstatement. Employee’s release of claims does not apply to those actions or proceedings that cannot be waived by law, any claims which arise after the Effective Date of this Agreement, or to a charge filed with an administrative agency empowered to investigate those claims; however, subject to applicable law, Employee specifically waives any right to recover money damages or relief of any kind which may result from the filing of a charge with any administrative agency.

5.
Cooperation in Litigation and Non-Disparagement. Employee agrees that he will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations, or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. Employee further agrees not to make statements or representations in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Compuware, the Company, or their subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations.  The Company agrees not to make statements or representations in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Employee.

6.
Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.

7.
Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.
Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, excluding the general release language, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. However, if the general release language is found to be invalid, the Employee agrees to execute a valid release of the claims which are the subject of this Agreement.

9.
Confidentiality. The Employee understands and agrees that as a condition for payment to the Employee of the items in Section 2, the terms and contents of this Agreement and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Employee and the Employee’s spouse, advisors and attorneys and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

10.	Indemnification / Insurance. The Company acknowledges its responsibility to hold harmless and indemnify Employee from and against any and expenses and liabilities arising out of his official capacity with the Company under the Company’s Certificate of Incorporation and Bylaws, as amended from time to time. Further, the Company represents that it presently has in force and effect D&O Insurance coverage. The Corporation agrees to continue to purchase and maintain D&O Insurance in effect for the benefit of Employee as reasonably required for the protection of the Employee.

11.
Acknowledgments and Revocation. The Employee affirms that no other promises or agreements of any kind have been made to or with the Employee by any person or entity to cause the Employee to sign this Agreement and that he understands the terms herein. The Employee acknowledges that the Employee has been given at least forty-five (45) days to consider this Agreement, and that the Company has advised the Employee to consult with an attorney of her own choosing prior to signing this Agreement. Employee acknowledges that if Employee signs this Agreement before the running of the forty-five (45) day waiting period, Employee has done so with full knowledge and understanding that Employee was entitled to the full forty-five (45) days within which to consider this Agreement and that any decision on Employee’s part not to utilize the full forty-five (45) day waiting period is done of Employee’s own volition and not at the urging of the Company. The Employee further understands that Employee may revoke this Agreement for a period of seven (7) days after the Employee signs it. Any revocation within this period must be submitted in writing to the Human Resources department, Covisint Corporation, One Campus Martius, Suite 700, Detroit, Michigan 48226. This Agreement shall not be effective or enforceable until the expiration of the revocation period.

12.
Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Michigan, without regard to conflict of laws provisions, and Employee consents to jurisdiction of the courts of the State of Michigan for the resolution of any matter arising under this Agreement.

13.
Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to Employee’s termination of employment with the Company, separation pay and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith except the modifications to the stock award agreements referenced in Section 2 and the surviving terms of the Employment Agreement referenced in Section 3.

14.
Code Section 409A and Other Tax Considerations.  As a highly compensated individual (as defined by Section 105(h) the Internal Revenue Code), any COBRA continuation coverage premiums paid or reimbursed by the Company will be considered taxable income. It is intended that payments and benefits provided under this Agreement shall be in compliance with or exempt from Internal Revenue Code Section 409A and the regulations and guidance thereunder (“Code Section 409A”), and the terms of this Agreement are to be interpreted and construed accordingly.  The parties agree to negotiate in good faith and jointly execute an amendment to this Agreement if necessary to comply with Code Section 409A. In no event shall the Company be responsible for any tax, interest or penalty owed by the Employee, the Employee’s spouse or beneficiary with regard to any payments or benefits provided under this Agreement.  Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A, and the terms “separation from service”, “termination of employment”, “employment termination”, and phrases of like kind are intended to mean “separation from service” as defined by Code Section 409A.  In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. The Company’s obligation under this Agreement to reimburse the Employee for COBRA health insurance premiums shall terminate on December 31, 2016 and, to be honored, any request by Employee for reimbursement of any such premiums that are otherwise reimbursable under this Agreement must be made no later than November 30, 2016.  Notwithstanding any provision in this Agreement to the contrary, if Employee is determined to constitute a Code Section 409A “Specified Employee” at the time of separation from service, all or part of any payment hereunder that is not then exempt from Code Section 409A shall be held (if then required under Code Section 409A), and paid in an aggregated lump sum on the first day of the seventh month following Employment End Date, or the date of Employee’s death, if earlier. Any remaining payments shall be paid on their regularly scheduled payment dates. In signing this Agreement, Employee acknowledges that the Company has the right to withhold from any amounts payable hereunder and from Employee’s other compensation or require Employee to remit sufficient funds to satisfy applicable withholding for income and employment tax requirements related to the compensation provided hereunder.

Any obligation of the Company to make any of the payments under Section 2 of this Agreement is conditioned on the Company timely receiving the Employee’s signed and unaltered Agreement and the revocation period has lapsed.  The executed Agreement should be sent to:  Michael A. Sosin, Vice President, General Counsel, Covisint Corporation, One Campus Martius, Detroit, Michigan, 48226.

I HAVE READ THIS AGREEMENT AND GENERAL RELEASE AND I UNDERSTAND AND AGREE TO ALL OF ITS TERMS. I ENTER INTO AND SIGN THIS AGREEMENT AND GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

__/s/ David A. McGuffie April 25, 2014__
David A. McGuffie                 Date

_/s/ Michael A. Sosin_________________May 2, 2014___
Company Representative                                             Date